Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Huawei Marine Systems Co., Limited:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-217274, 333-213107, 333-207266 and 333-207470) and on Form S-8 (No. 333-218835 and 333-198727) of HC2 Holdings, Inc. of our report dated April 2, 2018, with respect to the consolidated statements of financial position of Huawei Marine Systems Co., Limited and its subsidiary as of December 31, 2017 and 2016, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes, which report appears in the December 31, 2017 annual report on Form 10-K/A of HC2 Holdings, Inc.
Our report dated April 2, 2018 contains an explanatory paragraph that states that the accompanying consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the year ended December 31, 2015 of Huawei Marine Systems Co., Limited were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ KPMG Huazhen LLP
Shenzhen, the People’s Republic of China
April 2, 2018